Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated October 26, 2007 on the financial statements and financial highlights included in the Annual Report to Shareholders for the fiscal year ended August 31, 2007 of Capital One Funds, in Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 33-21321).

/s/ Ernst & Young LLP

Columbus, Ohio

December 12, 2007